Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of common shares, preference shares, depositary shares, debt securities, warrants to purchase common shares, warrants to purchase preference shares, warrants to purchase debt securities, share purchase contracts and share purchase units and to the incorporation by reference therein of our report dated February 4, 2022, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. at December 31, 2021 and for each of the two years in the period ended December 31, 2021 included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.
Hamilton, Bermuda
May 22, 2023

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